UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

_____________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  June 20, 2007

HUMAN PHEROMONE SCIENCES, INC.

(Exact name of Registrant as specified in its charter)

CALIFORNIA	0-23544	94-3107202
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

84 W. SANTA CLARA STREET, SUITE 720, SAN JOSE, CALIFORNIA 95113
Address of principal executive offices, including zip code

Registrant’s telephone number, including area code: (408) 938-3030

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

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Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(B))

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Pre-commencement communications pursuant to Rule 13e-4(c)) under the Exchange Act (17 CFR 240.13e-4c))

ITEM 5.02.

Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On June 20, 2007, the Board of Directors of Human Pheromone Sciences, Inc. (the Registrant, the “Company” or “HPS”) elected Mr. Carson Tang as a director of the Company to serve until the Company’s 2008 meeting of shareholders.  Mr. Tang serves as the Managing Partner of the Renovatio Global Fund, a technology-based fund based in San Jose, California.  Renovatio Global Fund currently holds approximately 655,000 shares (16%) of the Company’s Common Stock.  Mr. Tang also was appointed a member of the Board’s compensation committee to fill the seat previously held by Mrs. Helen Leong, who will continue as the Audit Committee chairperson.

As a non-employee director of the company, Mr. Tang received an initial stock option grant of 20,000 shares of Common Stock, which will vest and become exercisable at the rate of one-twelfth of the number of shares covered by the option each month following the grant date, so long as Mr. Tang is serving as a director, with full vesting on June 20, 2008.  The option exercise price is $0.82 per share, which was the closing price of the Company’s common stock on the day of the grant. Mr. Tang will receive automatic annual option grants on the same terms as other non-employee directors.

ITEM 9.01.

Financial Statements and Exhibits.

(d)

Exhibits

99.1

Press Release dated June 25, 2007.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HUMAN PHEROMONE SCIENCES, INC.

Date:  June 25, 2007

By: /s/ William P. Horgan

William P. Horgan, Chief Executive Officer

EXHIBIT INDEX

99.1

Press Release dated June 25, 2007.